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                                                                    EXHIBIT 4.12


                                                       [STANDARD CHARTERED LOGO]



                                           Standard Chartered Bank
Date:    1st June 2000                     Corporate & Institutional Banking
Our ref: C&IB/MMC/TEAM1B/BIH               Credit Operations
                                           11/th/ Floor Standard Chartered Tower
                                           3888 Kwun Tong Road
                                           Kwun Tong
                                           Hong Kong
CONFIDENTIAL
------------                               Telephone
                                           Fax


Wing Shing Products Co. Ltd.
10/F., Kin Teck Industrial Building,
26 Wong Chuk Hang Road,
Aberdeen, Hong Kong.

Attn.:  Mr. John Shum/Mr. Samuel Leung
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Dear Sirs,

         BANKING FACILITIES: WING SHING PRODUCTS CO. LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.   CURRENT ACCOUNT OVERDRAFT - HKD5,000,000.-

The Corporate VISA Cards Facility mentioned below will be treated as a sub-limit of the Overdraft Facility, so that the combined outstandings are not to exceed the amount of the Overdraft Facility.

2.   CORPORATE VISA CARDS - HKD80,000.-

Interest will be charged at the Bank's prevailing Visa Card rate.

INTEREST AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime plus 1% per annum. A default rate of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars.

Incorporated in England with limited liability by Royal Charter 1853

The Principal Office of the Company is situated in England at
1 Aldermanbury Square London EC2V 7SB Reference Number ZC 18
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Wing Shing Products Co. Ltd.                                              Page 2

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilization of the facilities.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed and returned to us together with a certified copy of appropriate authorizing board resolutions.

The following documentation are held/will also be required:

 .  General Customer Agreement executed by the Company.

 . All monies first legal charge over the property known as Units A and B on 9/F., 10/F and 12/F and Car Parking Space No. 5, Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong in name of the Company. Insurance for the insurable value is to be arranged through mutually acceptable insurers and is to be assigned to and held by the Bank. If not otherwise paid, we will have the right to pay the premiums and debit your current account. We will require a formal valuation before the facilities are used, and annually thereafter a desk-top valuation with a full valuation every third year.

 .  A signed original copy of the Company's audited financial statements within 9 months after its financial year end. Such other information as the Bank may request from time to time.
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                                                       [STANDARD CHARTERED LOGO]

Wing Shing Products Co. Ltd.                                              Page 3

UNDERTAKING

The Company undertakes to the Bank that it will:

 . Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company's account relationship with the Bank (including credit balances and any security given for the facilities) to (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to the Company's accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, and (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of the undersigned, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact the undersigned, whose telephone number is 2282-6466. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Mr. Andy Ho, whose telephone number is 2282-6108.
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                                                       [STANDARD CHARTERED LOGO]

Wing Shing Products Co. Ltd.                                              Page 4

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK

 /s/ Josephine To
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Josephine To
Senior Credit Documentation Manager

JT/bn
Encl.

Agreed.
For and on behalf of WING SHING PRODUCTS CO. LTD.

 /s/ John C.K. Sham
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Managing Director